Exhibit 99.3
ELECTRIC CITY CORP.
29,474,020 Shares of Common Stock
Offered Pursuant to Rights
Distributed to Stockholders
of Electric City Corp.
_____, 2006
Dear Stockholder:
     This notice is being distributed by Electric City Corp. (“Electric City”) to all holders of record (“Recordholders”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on ___, 2006 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the Electric City prospectus dated ___, 2006 (the “Prospectus”).
     In the Rights Offering, Electric City is offering an aggregate of 29,474,020 shares of Common Stock, as described in the Prospectus.
     The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ___, 2006, unless extended in the sole discretion of Electric City (as it may be extended, the “Expiration Date”).
     As described in the accompanying Prospectus, you will receive five Rights for each share of Common Stock owned of record as of the close of business on the Record Date.
     Each Right will allow you to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.00 per share (the “Subscription Price”).
     In addition, each holder of Rights who exercises his, her or its Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $1.00 per share for shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege (the “Excess Shares”), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that there are Excess Shares. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders who exercise the Over-Subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-Subscription Privilege, but to the number of shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder’s Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the

Over-Subscription Privilege on the same pro rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See “The Rights Offering—Subscription Privileges” in the Prospectus.
     The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at the close of business on the Expiration Date.
     Enclosed are copies of the following documents:
1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to Use of Electric City Corp. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Electric City Corp. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

4.	A return envelope addressed to LaSalle Bank National Association, the Subscription Agent.
     Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The
     Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of his, her or its Rights. Rights not exercised prior to the Expiration Date will expire.
     Additional copies of the enclosed materials may be obtained from LaSalle Bank National Association, the Subscription Agent. LaSalle Bank National Association’s telephone number is (800) 246-5761.
Very truly yours,
ELECTRIC CITY CORP.